Exhibit 10.5

PIMCO MORTGAGE INCOME TRUST INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of PIMCO Mortgage Income Trust Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who (i) is not an employee of the Company or any of its parents or subsidiaries and (ii) is not an employee of Pacific Investment Management Company LLC (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the initial public offering of the Company’s common stock (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1. Cash Compensation.

a. Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $75,000 for service on the Board.

b. Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer of $27,500 for such service.

(ii) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $25,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $12,500 for such service.

(iii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

2. Equity Compensation.

a. General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Notwithstanding any provision to the contrary in this Program or the Equity Plan, the amount of any cash compensation and/or the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted under this Program shall be subject to any limitations imposed under the Equity Plan or any other applicable Company agreement, program, policy or plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b. Appointment Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted a Restricted Stock award with a value of $85,000 (the “Appointment Award”). The number of shares of Restricted Stock subject to each Appointment Award shall be determined by dividing the value of the Appointment Award by the closing price for the Company’s common stock on the applicable grant date. The Appointment Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and the Appointment Award shall vest in full on the one-year anniversary of the applicable grant date, subject to continued service through such date.

c. Annual Awards. An Eligible Director who is serving on the Board as of the date of the Annual Meeting each calendar year beginning with calendar year 2020 shall be granted, on such annual meeting date, a Restricted Stock award with a value of $85,000 (an “Annual Award”). The number of shares of Restricted Stock subject to an Annual Award shall be determined by dividing the value by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall vest in full on the one-year anniversary of the applicable grant date, subject to continued service through such date.

d. Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Appointment Award and Annual Award(s) shall vest in full (i) upon a Termination of Service due to the Eligible Director’s death or Disability or (ii) immediately prior to the occurrence of a Change in Control, in each case, to the extent outstanding at such time. Additionally, an Eligible Director’s Appointment Award and/or Annual Award shall vest in full on the date of the next Annual Meeting, following the applicable grant date, where such Eligible Director is not re-elected to the Board, to the extent outstanding at such time and subject to continued service until such Annual Meeting date. “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

e. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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